FREE WRITING PROSPECTUS Dated October 31, 2023	Filed Pursuant to Rule 433 Registration No. 333-261470 Registration No. 333-261470-09

*Full Px Details* $1bn World Omni (WOART 2023-D) Prime Auto Loan

Joint Bookrunners: Barclays (str), BofA, MUFG, TD Securities

Co-Managers: Mizuho, Truist

-ANTICIPATED CAPITAL STRUCTURE-

CLS	SIZE(mm)	WAL*	S&P/Fitch	P.WIN	E.FNL	L.FNL	BENCH	SPRD	YLD(%)	CPN(%)	PX(%)
A-1	197.10	0.24	A-1+/F1+	1-6	05/24	11/24	I-CRV	+20	5.668	5.668	100.00000
A-2A	188.90	1.11	AAA/AAA	6-22	09/25	02/27	I-CRV	+60	5.991	5.91	99.99158
A-2B	188.90	1.11	AAA/AAA	6-22	09/25	02/27	SOFR30A	+58			100.00000
A-3	317.80	2.69	AAA/AAA	22-45	08/27	02/29	I-CRV	+92	5.867	5.79	99.98344
A-4	61.560	3.85	AAA/AAA	45-46	09/27	08/29	I-CRV	+106	5.922	5.85	99.99886
B	30.060	3.85	AA/AA	46-46	09/27	10/29	I-CRV	+135	6.212	6.13	99.98902
C	15.020	3.85	A/A	46-46	09/27	07/30	I-CRV	retained

* Pricing Speed: 1.3 ABS to 10% Clean-Up Call

-TRANSACTION DETAILS-

Offered Size	:	$999,340,000
Format	:	SEC Registered
ERISA Eligible	:	Yes
RR Compliance	:	US – Yes, EU - No
Expected Ratings	:	S&P/Fitch
Min Denoms	:	$1k x $1k
Bloomberg Ticker	:	WOART 2023-D
Expected Settlement	:	11/8/2023
First Payment Date	:	12/15/2023
Bill & Deliver	:	Barclays
Pricing	:	PRICED

 -INVESTOR MATERIALS-

-Roadshow	:	www.dealroadshow.com | Pwd: WOART23D
-Preliminary Prospectus	:	Attached
-Ratings FWP	:	Attached
-CDI/Intex Deal Name	:	bcgwoart23d_preprice
-CDI/Intex Password	:	YB72

CUSIPS -

A-1	98164DAA5
A-2A	98164DAB3
A-2B	98164DAC1
A-3	98164DAD9
A-4	98164DAE7
B	98164DAF4
C	98164DAG2

The issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. By calling 1-888-603-5847.